EXHIBIT 5.1




                                  June 18, 1997

Board of Directors
Electro Scientific Industries, Inc.
13900 N.W. Science Park Drive
Portland,  Oregon   97229

     We have acted as counsel for Electro Scientific Industries, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 86,346 shares of common stock (the "Shares") of the Company issuable in connection with the Dynamotion 1991 Stock Option Plan, Dynamotion 1993 Stock Option Plan, Dynamotion 1995 Comprehensive Stock Option Plan, and Dynamotion 1995 Executive Stock Option Plan, as well as the stock option agreements between Dynamotion and certain former and current employees, officers, directors, and consultants of Dynamotion, Inc. ("Dynamotion"), the Company's wholly-owned subsidiary, (collectively, the "Dynamotion Stock Plans"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

     2. The Shares have been duly authorized and, when issued pursuant to the Dynamotion Stock Plans and the Agreement of Reorganization and Merger dated January 24, 1997, by and among the Company, Dynamotion/ATI Corp., Dynamotion Merger Corp., and certain key shareholders of Dynamotion and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        STOEL RIVES LLP